Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

PLACES WHERE INFORMATION HAS BEEN REDACTED HAVE BEEN

MARKED WITH (*******)

AGREEMENT

between

Time Warner Telecom

and

AT&T Corp.

Effective Date: January 1, 2001

[Composite conformed Copy incorporating amendments 1 through 6]

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LIST OF APPENDIXES

DESIGNATION	TITLE

A	Index of Defined Terms

B	Model MSA Schedule

C-1	Service Description: Dedicated Service

C-2	Service Description: Switched Access Service

D	Pricing Principles for Dedicated Services

E	Pricing Principles for Switched Access Service

F	Billing and Payment

G	TWTC Activities at Served Premises

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AGREEMENT

This Agreement (“Agreement”) is entered into as of January 1, 2001 (“Effective Date”), by and between Time Warner Telecom General Partnership, a Delaware partnership, having an office at 10475 Park Meadows Drive, Littleton, Colorado 80124 (“TWTC”), and AT&T Corp., a New York corporation, having an office at 295 North Maple Avenue, Basking Ridge, New Jersey 07920, on behalf of itself and each of its subsidiaries (“AT&T”) (each of which sometimes is referred to as the “Party” and both of which collectively are referred to as the “Parties”).

Whereas, TWTC is in the business of providing telecommunications services in certain metropolitan statistical areas within the United States; and

Whereas, the Parties entered into an Agreement effective as of September 15, 1995 (as amended by that certain Amendment One to Agreement effective as of June 1, 1997, the “Prior Agreement”) for the purchase of telecommunications services, including services similar to the Services that are the subject of the instant Agreement; and

Whereas, the Parties had disputes (the “Disputes”) under the Prior Agreement; and

Whereas, the Parties wish to fully and finally settle all Disputes under the Prior Agreement and to continue their relationship under the terms and conditions contained herein;

Now, therefore, in consideration of the foregoing premises and the mutual covenants of this Agreement, the sufficiency and receipt of which are hereby acknowledged, TWTC and AT&T agree as follows:

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PART I: GENERAL

1. Introduction

This Agreement sets forth the terms, conditions, and pricing principles under which TWTC agrees to offer, and AT&T agrees to purchase, certain telecommunications services ordered by AT&T in the Selected MSAs.

2. Term of Agreement

2.A When this Sixth Amendment is executed by authorized representatives of TWTC and AT&T, this Agreement will be effective as of the Effective Date (e.g., January 1, 2001), and will remain in effect for a term of eight (8) years from the Effective Date (“Term”), unless terminated at an earlier date or unless renewed or extended, as provided in this Agreement.

2.B No later than six (6) months prior to the end of the Term, the Parties agree to commence negotiations diligently and in good faith to renew this Agreement under mutually acceptable terms, conditions and pricing. In the event the Parties fail to agree upon renewal terms and the Term of this Agreement expires, the Agreement will continue in effect on a month-to-month basis until such time as the Parties reach agreement or either Party terminates for convenience upon not less than thirty (30) days’ written notice, at which time the appropriate Transition Period set out in Section 21.B shall commence. Pricing during any month-to-month term shall be at the then current rates under this Agreement. Pricing during any Transition Period shall be in accordance with Section 21.B. During any month-to-month or Transition Period, AT&T shall not be subject to any revenue commitment of any kind.

2.C Notwithstanding Section 2.A and Section 2.B, if AT&T’s Eligible Services (as defined in Section 30.B) meet or exceed the Total Cumulative Revenue Commitment (as defined in Section 30.A) at any time prior to the end of the Term, the Total Cumulative Revenue Commitment will automatically terminate. Upon termination of the Total Cumulative Revenue Commitment, subject to Section 2.B, the Agreement will continue in effect on a month-to-month basis.

3. Defined Terms

3.A For purposes of this Agreement, words and phrases spelled with initial capital letters (other than proper names and beginning of sentences) shall have the defined meanings set forth in the applicable provisions of this Agreement.

3.B For convenience of the reader, an index specifying the location of the definition of defined terms in this Agreement is contained in Appendix A. Appendix A may not contain a complete list of all defined terms herein.

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4. Areas Served

4.A The United States Census Bureau divides the United States into certain metropolitan statistical areas. For purposes of this Agreement and unless otherwise agreed by the parties, “MSAs” will refer to such metropolitan statistical areas as drawn or described by the Census Bureau on the Effective Date of this Agreement. TWTC shall offer Services to AT&T under the terms, conditions and pricing principles of this Agreement in every MSA in which TWTC offers services of the types that are the subject of this Agreement. The parties shall execute an “MSA Schedule” substantially in the form of Appendix B to evidence each of the MSAs in which TWTC shall offer Services and provide details specific to that MSA. Each MSA identified in an MSA Schedule shall be deemed a “Selected MSA.”

4.B Notwithstanding Section 4.A of this Agreement, it is agreed that TWTC is currently offering services to AT&T in the following Selected MSAs: Austin, Texas; Charlotte, North Carolina; Cincinnati, Ohio; Columbus, Ohio; Greensboro, North Carolina; Honolulu, Hawaii; Houston, Texas; Indianapolis, Indiana; Memphis, Tennessee; Milwaukee, Wisconsin; New York City, New York; Orlando, Florida; Raleigh-Durham, North Carolina; Rochester, New York; and San Diego, California (collectively, the “Current Selected MSAs”). In addition, simultaneously with the execution of this Agreement, AT&T and TWTC shall execute MSA Schedules for each of the following MSAs: Albany, New York; Binghamton, New York; Dallas, Texas; Fayetteville, North Carolina; Jersey City, New Jersey; San Antonio, Texas; Tampa, Florida; Los Angeles/Orange County, California; Dayton, Ohio; Chicago, Illinois; Minneapolis, Minnesota; Columbia, South Carolina; Atlanta, Georgia; and Denver, Colorado.

4.C If the Parties agree that TWTC will offer Services in any Selected MSA through an Affiliate or other entity, such Affiliate or entity “Local Entity,” as defined below in this Section 4.C, will also sign the MSA Schedule for such Selected MSA and will agree to abide by the terms of this Agreement. With respect to each Selected MSA, the applicable Local Entity shall be jointly and severally liable with TWTC for the performance of all obligations and duties to AT&T under this Agreement and the respective MSA Schedule. To the extent that a Local Entity is currently providing AT&T with Services in a Current Selected MSA, such Local Entity shall continue to provide services to AT&T and the applicable Local Entity shall be jointly and severally liable with TWTC for the performance of all obligations and duties to AT&T under this Agreement in the applicable Selected MSA. Definition of Local Entity/ies: TWTC owns limited partnerships or other entities that own and/or operate telecommunications facilities in various metropolitan areas. Each of these “Local Entities” is a partnership, corporation, or other entity for which TWTC or TWTC’s wholly-owned subsidiary is the general partner, or is under common control by TWTC and its wholly-owned subsidiary, and each Local Entity is authorized to provide the Services in a particular geographic area.

4.D Unless otherwise provided in this Agreement or in an MSA Schedule, all provisions of this Agreement shall take effect immediately upon the Effective Date. Any terms, conditions or pricing principles that are unique to a Selected MSA shall be set forth in the applicable MSA Schedule.

4.E Buildings within each Selected MSA shall be deemed “On-Net” or “Off-Net” in accordance with this Section 4.E.

4.E.i A building shall be deemed On-Net if: (1) it has been identified as On-Net by TWTC; (2) TWTC has at any time provided a Service to any part of the building under

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this Agreement using Type I Facilities; or (3) TWTC has at any time provided to any part of the building a telecommunications service under any other agreement or tariff with AT&T or any other person using Type I Facilities.

4.E.ii Buildings that have not yet become On-Net pursuant to Section 4.E.i shall be deemed “Off-Net.”

4.F TWTC shall provide AT&T with complete and accurate list of “On-Net” buildings for each Selected MSA no less frequently than monthly.

PART II: SERVICES AND PRICES

5. Services

5.A With respect to each Selected MSA, TWTC shall offer to AT&T certain telecommunications services as described below (“Services”) to any Served Premises in any On-Net building, subject to the applicable terms, conditions and pricing principles of this Agreement. “Served Premises” means any premises to which AT&T orders Service under this Agreement from TWTC. Served Premises may include without limitation an AT&T point of presence or other network location (“AT&T Serving Office”), or another location that is not an AT&T Serving Office (“Secondary Location”). The premises of AT&T’s customers (“Customer Premises”) are one type of Secondary Location.

5.B Additionally, subject to the requirements set forth in Section 8.D, TWTC may offer to AT&T Services in any Off-Net building(s) in a Selected MSA, under the terms, conditions and pricing principles of this Agreement (including the applicable MSA Schedule) or such other terms, conditions and pricing principles as the parties may agree.

5.C The Services shall include:

5.C.i “Dedicated Service,” meaning a service providing a two-point digital channel connecting any location within an Exchange Area to any other location within any Exchange Area in the same Selected MSA. (Such locations may include, but are not limited to, all AT&T Serving Offices and Customer Premises, as well as the premises of any other supplier or user of telecommunications services.) The service characteristics and technical specifications of Dedicated Service are set forth in Appendix C-1. For purposes of this Agreement, “Exchange Area” means the geographic area corresponding to the area served by a local serving office (“LSO”) of the applicable incumbent local exchange company (“ILEC”).

5.C.ii “Switched Access Service,” meaning a service that provides the switched connection and transport of all types of calls, including but not limited to, international, interLATA and intraLATA calls between an AT&T Serving Office and the point of call origination or termination. The service characteristics and technical specifications of Switched Access Service are set forth in Appendix C-2.

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6. Right to Resell

AT&T shall have the right to resell or repackage under an AT&T brand name, or under such other name or mark as AT&T may elect, any Service provided to AT&T by TWTC under this Agreement.

7. Pricing Principles

The pricing principles by which TWTC will establish rates and charges for the Services offered to AT&T pursuant to this Agreement are set forth in the following Appendixes:

Appendix D     Dedicated Pricing Principles; and

Appendix E     Switched Pricing Principles.

PART III: Network Deployment, Ordering, Provisioning, Maintenance, and Billing

8. Network Requirements

8.A In each Selected MSA, TWTC agrees to use commercially reasonable efforts to deploy network Facilities and infrastructure for use by AT&T (“Network”) in accordance with this Section 8.A.

8.A.i Except for equipment consented to in writing by AT&T, such consent not to be unreasonably conditioned, withheld or delayed, all equipment within and between each Supplier Node shall incorporate SONET platform technology deployed in fiber-based self-healing rings and/or other technology that provides comparable (or better) service. “Supplier Node” means any location on the TWTC’s Network that contains equipment or apparatus operated and controlled by TWTC or a Local Entity. The parties agree to meet no less often than annually to discuss and negotiate in good faith the use by TWTC of new technologies and platforms in TWTC’s Network.

8.A.ii TWTC shall collocate in, and interconnect with, each ILEC LSO mutually agreed to by TWTC and AT&T.

8.A.iii Except for tandem switching arrangements consented to by AT&T, TWTC’s Network shall not permit traffic of any other telecommunications carrier to be routed through any AT&T Serving Office, nor shall it permit AT&T’s traffic to be routed through the serving office of any other telecommunications carrier.

8.A.iv Except for class-5 switching functionality, Digital Access Cross-Connects (“DACS”), dual Central Offices, and any technology consented to in writing by AT&T, such consent not to be unreasonably conditioned, withheld or delayed, TWTC’s systems shall contain one hundred percent (100%) redundancy in electronics and distribution ring transmission paths, so that in the event of a failure, Services are

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interrupted only for the time required to activate such redundant capacity. For OC-n services, certain cards within the redundant systems will not be one-for-one protected unless AT&T specifications specifically require such protection, and further, unless AT&T pays for such one-for-one protection. Redundant systems shall have sufficient capacity to transport all existing Services provided to AT&T.

8.A.v TWTC’s systems shall incorporate automatic restoration for all network elements that the then current, state-of-the-art technology supports.

8.A.vi With respect to each building having a Supplier Node, if the applicable ILEC then provides or has ever provided a dual-entrance facility arrangement to such building, then TWTC will make all commercially reasonable efforts to ensure that its Network also provides a dual-entrance facility arrangement. The building list required under Section 4.F. shall identify all buildings where dual Entrance Facilities are currently available.

8.A.vii The Network shall conform in all material respects to AT&T’s inside and outside plant standards as set forth in the then-current version of each of the following AT&T technical references, a copy of which has been provided to TWTC. TWTC shall have no obligation to upgrade its Network to comply with AT&T’s most recent inside and outside plant standards so long as its Network was in compliance with the version available at the time of installation:

(a) “TR-NWT-000063, Network Equipment Building System (NEBS), Generic Equipment Requirements”;

(b) “AT&T 900-200-210, Lightguide Cable Systems Outside Plant Standards Handbook”;

(c) “Redundancy & Diversity Requirements for OC-N (i.e., 48, 12, 3…) Equipment” (AT&T internal memorandum);

(d) “Outside Plant Physical Diversity Criteria” (AT&T internal memorandum); and

(e) “AT&T 803-500-410, Grounding Practices Isolated Ground Planes Engineering and Application Information Criteria for Analog & Digital Switches.”

8.B TWTC shall submit to AT&T a Ready-to-Serve Package for each Selected MSA in accordance with a timetable mutually agreed to by TWTC and AT&T. Each Ready-to-Serve Package shall: (i) provide a logical and physical diagram of the design rules of the respective network that shows the interconnection between all network elements between each Supplier Node; (ii) provide the engineering rules for network growth; and (iii) describe how TWTC shall meet each of the Network requirements set forth in Section 8.A. Notwithstanding the foregoing, TWTC shall not be required to submit to AT&T a Ready-to-Serve Package for any Current Selected MSA where it has previously provided AT&T such information.

8.C TWTC shall submit to AT&T an updated nationwide disaster recovery plan acceptable to AT&T (“Disaster Recovery Plan”) within sixty (60) days after execution of this Agreement

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that covers all Selected MSAs as detailed in Section 4.B, unless otherwise agreed by the parties. At a minimum, the Disaster Recovery Plan will contain the following:

8.C.i Provisions for immediate notification to AT&T of the existence, location and source of any network outage resulting in 5,000 or more blocked call attempts during a period of no greater than 15 minutes within any TWTC class 5 switch.

8.C.ii Development of methods and procedures for: (a) providing AT&T with real-time access to information related to the status of restoration efforts; (b) dispatching mobile equipment, as needed, to the restoration site; (c) providing restoration efforts with equal priority between AT&T’s customers and TWTC’s customers, including deployment of repair personnel and access to spare parts and components; (d) escalation of maintenance problems; and (e) annual reviews of the Disaster Recovery Plan to test deployment, to ensure that all plans remain current and can be efficiently operationalized, and that identified problems are resolved in a timely manner.

8.D TWTC shall provide Services exclusively by means of Facilities operated and controlled by TWTC (“Type I” Facilities) or a Local Entity. “Facilities” means any equipment, cable, apparatus or other materials required to provide any Services. Notwithstanding the foregoing, with AT&T’s consent, TWTC may use Facilities operated and controlled by a third party (“Type II” Facilities) under the following circumstances:

8.D.i to provide a Secondary Channel Termination and Multiplexing for Dedicated Services other than Self-Healing Ring Service; provided, that the related Served Premises is within either: (a) an On-Net building for which TWTC has temporarily exhausted its facility capacity; or (b) an Off-Net building for which TWTC has firm plans to make such location an On-Net building; and provided, further, that in either case, TWTC shall notify AT&T of such circumstances as soon as reasonably practicable and shall convert such Dedicated Services from Type II Facilities to Type I Facilities as soon as reasonably feasible; or

8.D.ii to provide either a Service Channel for Self-Healing Ring Service or a Secondary Channel Termination and/or Multiplexing for other Dedicated Services; provided, that AT&T has consented in writing to such use, the specific Type II Facilities to be used and the third parties operating and controlling them; or

8.D.iii to provide Services to any other Off-Net building, where the parties have agreed to use the terms, conditions and pricing principles set forth in this Agreement (including the applicable MSA Schedule) or other terms, conditions and pricing principles proposed and accepted on an Individual Case Basis in accordance with Section D.6 of Appendix D.

8.E If a mechanical transmission system is available to transmit ASRs or service orders from AT&T to TWTC, this vehicle will be used. If a mechanized system is used, the parties will follow any Ordering and Billing Forum standards for the use of that system. If a mechanized transmission system is not used, AT&T will transmit ASRs or service orders to TWTC via facsimile. Facsimile information will be provided to AT&T from TWTC and updated as needed. The ASR or service order will specify the term selected by AT&T for the Service requested.

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While this Agreement is in effect, all ASRs or service orders issued by AT&T will be subject to the terms and conditions of this Agreement.

8.E.i TWTC will provide a Firm Order Confirmation (“FOC”) confirming receipt of the order and targeted Service interval dates.

8.E.ii If TWTC is able to provide the Services set forth in the ASR or service order, TWTC will provide a Design Layout Record (“DLR”) to AT&T after receipt of a complete and accurate ASR or service order. The DLR will provide any necessary Service intervals, as well as a start of service date.

8.E.iii The standard installation interval for all On-Net Dedicated Transport Services is five (5) business days, except for OC-ns, Individual Case Bases (“ICBs”), or situations in which sufficient capacity does not exist, in which case TWTC will inform AT&T at or before the time it issues the FOC that sufficient capacity does not exist. TWTC may provide Service on an Individual Case Basis within a shorter interval requested by AT&T. In such cases, TWTC will charge an expedite fee as set out in Table 2.

8.E.iv In the event AT&T cancels an order after TWTC has received a sold notification or has provided the FOC in response to an ASR, and prior to AT&T’s acceptance of the Service ordered, AT&T will be responsible for, and will pay on demand: (a) all actually incurred non-recurring charges associated with the Order, not to exceed the quoted non-recurring charges or the non-recurring charges as stated in this Agreement, as appropriate; and (b) any AT&T POP augmentation costs associated with OC-n Services that cannot be re-deployed within one hundred and twenty (120) days.

In the event AT&T cancels a request to roll a POP to LSO DS3 Transport Arrangement previously scheduled by AT&T, and prior to AT&T’s acceptance of the DS3 Transport Arrangement, AT&T will be responsible for, and will pay on demand: (a) a three hundred dollar ($300) per circuit cancellation charge; and (b) any AT&T POP and/or ILEC LSO augmentation costs incurred by TWTC; provided, however, that AT&T shall not be liable for any augmentation costs that exceed the estimated augmentation costs that TWTC shall provide to AT&T no later than one hundred and twenty (120) calendar days before the date scheduled for rolling each DS3 Transport Arrangement. In addition, if TWTC utilizes or re-deploys the augmented facilities within one hundred and twenty (120) calendar days after AT&T cancels a POP to LSO DS3 Transport Arrangement, then TWTC shall provide AT&T with a credit for the costs paid by AT&T associated with the facilities that are utilized or re-deployed.

8.E.v As used in the non-recurring charges for time and materials table in Table 2B (AT&T Dedicated Access Services Rates), and the then current price table maintained by TWTC pursuant to Section D.1.D of the Agreement:

8.E.v.(a) “Technician Dispatch All Cities Except Manhattan” applies to AT&T-initiated maintenance service calls for repair of Service deficiencies to all cities

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except Manhattan and includes Technician Travel Time (as defined in this Section 8.E.v.(a)); provided, that TWTC determines the cause of such Service deficiencies is a failure, malfunction, or inadequacy of AT&T’s customers or AT&T’s equipment including the inappropriate use of such equipment by AT&T or AT&T’s customer. “Technician Travel Time” means the travel time technician expends to reach the Served Premises for the repair of Service deficiencies, provided, that TWTC determines the cause of such Service deficiencies is a failure, malfunction, or inadequacy of AT&T’s customers or AT&T’s equipment including the inappropriate use of such equipment by AT&T or AT&T’s customer. Technician Travel Time begins when the technician enters their vehicle to reach the Served Premises and ends when such technician arrives at such Served Premises.

8.E.v.(b) “Technician Dispatch Manhattan” applies to AT&T-initiated maintenance service calls for repair of Service deficiencies to Manhattan and includes Technician Travel Time; provided, that TWTC determines the cause of such Service deficiencies is a failure, malfunction, or inadequacy of AT&T’s customers or AT&T’s equipment including the inappropriate use of such equipment by AT&T or AT&T’s customer.

8.E.v.(c) “Technician Time” includes the repair of Service deficiencies and applies to the initial thirty (30) minutes technician is at the Served Premises; provided, that TWTC determines the cause of such Service deficiencies is a failure, malfunction, or inadequacy of AT&T’s customers or AT&T’s equipment including the inappropriate use of such equipment by AT&T or AT&T’s customer. Technician Time is a required non-recurring charge and is in addition to the Technician Dispatch All Cities Except Manhattan or the Technician Dispatch Manhattan non-recurring charge.

8.E.v.(d) “Technician Time Additional” includes the repair of Service deficiencies and applies to each thirty (30) minute increment of Technician Time Additional upon expiration of Technician Time; provided, that TWTC determines the cause of such Service deficiencies is a failure, malfunction, or inadequacy of AT&T’s customers or AT&T’s equipment including the inappropriate use of such equipment by AT&T or AT&T’s customer. Technician Time Additional begins at the expiration of Technician Time and ends when the Service deficiencies have been corrected and Service restored or when AT&T wishes the technician to stop work, whichever is later.

8.E.v.(e) “Standard Materials Mark-Up Rate” applies to the materials expended in the repair of Service deficiencies; provided, that TWTC determines the cause of such Service deficiencies is a failure, malfunction, or inadequacy of AT&T’s customers or AT&T’s equipment including the inappropriate use of such equipment by AT&T or AT&T’s customer, and represents a ******* mark-up over TWTC’s actual costs for such materials.

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9. General Infrastructure Requirements

9.A In each Selected MSA, TWTC agrees to use all commercially reasonable efforts to meet each of the applicable infrastructure requirements, including but not limited to Service provisioning, Service maintenance, and TWTC’s provision of billing information to AT&T, that are set forth in the then-current version of the “AT&T-Dedicated Access Infrastructure Requirements” and the “AT&T – Switched Access Infrastructure Requirements” documents that are incorporated by reference into this Agreement, and copies of which have been provided to TWTC. In the event of a conflict between the above referenced documents and Section 8.E. above, Section 8.E. shall govern. Throughout the term of this Agreement, AT&T shall have the right, in its reasonable business judgment, to modify the above referenced documents by giving TWTC no less than thirty (30) days’ prior written notice; provided, however, that any such unilateral modification by AT&T shall be: (1) reasonable with respect to the then-current AT&T infrastructure requirements; (2) consistent with the standards established by AT&T for all competitive access vendors; and (3) have no material adverse effect on TWTC. TWTC will not be required to incur any material costs to implement changes in AT&T’s infrastructure requirements unless TWTC agrees to such changes in writing.

9.B Billing and payment of TWTC’s charges for Services provided under this Agreement shall be in accordance with the specifications and procedures set forth in Appendix F and the then-current version of the Infrastructure Requirements documents identified in Section 9.A.

10. Intentionally deleted.

11. Verification of Performance Capabilities

At the time TWTC is ready to offer Dedicated Services and Switched Access Service respectively, in a Selected MSA in accordance with the network and infrastructure requirements set forth in Sections 8 and 9, TWTC will afford AT&T the opportunity to initially evaluate TWTC’s network and service capabilities. Each party shall be responsible for its own costs and expenses associated with such evaluation. Notwithstanding the foregoing, TWTC has provided and may continue to provide Services to AT&T in the Current Selected MSAs without an initial evaluation by AT&T. TWTC shall also afford AT&T the opportunity to conduct subsequent evaluations of TWTC’s network and service capabilities at all times during the term of this Agreement, upon at least 30-days’ written notice. Evaluation of TWTC’s network and service capabilities may include, without limitation, physical evaluations and visual inspections of TWTC’s network; assessments of TWTC’s provisioning, maintenance, and billing processes and systems; and tests of TWTC’s overall service delivery capabilities. AT&T may only request such subsequent evaluation once in any given consecutive twelve (12) month period, except if TWTC’s network in that Selected MSA has experienced two or more failures, as defined in section 15.B, below, within a consecutive four (4) month period.

12. TWTC Activities at Served Premises

12.A TWTC, at its own expense, will be solely responsible for obtaining from building owners, governmental authorities, ILECs, and any other persons or entities, all rights and privileges (including, but not limited to, space and power) that are necessary for TWTC to provide the Services under this Agreement.

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12.B Where AT&T’s Serving Office is part of a condominium or three-dimensional conveyance arrangement under which contiguous real property is owned by one or more third parties, or if AT&T’s Serving Office is in space leased from a third party, AT&T will work cooperatively with TWTC to seek from the third party owner, lessor, or other lessees any appropriate easements, rights of way, licenses, or other rights of access needed for TWTC’s access through such third party’s real property.

12.C In AT&T Serving Offices, AT&T shall provide space, power, and the installation of cable in accordance with the then current Common Interface Arrangement (“CIA”) or its equivalent document between the parties. In each Customer Premises to which AT&T has ordered TWTC Services, AT&T shall provide (or cause to be provided) space and power for TWTC equipment and cable used to provide AT&T-designated brand services using Type I Facilities, but only to the extent permitted by applicable AT&T tariffs and AT&T customer contracts. Any delay or failure by AT&T to provide or cause to be provided space and power in accordance with this section shall irrefutably excuse TWTC’s delay or failure to provide Services, and the charges for such services shall not count towards or waive AT&T’s revenue commitment set out in Section 30, below.

12.D TWTC’s opportunity to enter and use space in the AT&T Serving Offices and in Customer Premises pursuant to Section 12.C is a nonexclusive privilege. This Agreement does not create or vest in TWTC (or in any other person or entity) any leasehold estate, easement, ownership interest, or other property right or interest of any nature in any part of the AT&T Serving Offices or Customer Premises.

12.E Terms and conditions applicable to TWTC’s activities in and around Served Premises (including, but not limited to, installation, maintenance, and operation of TWTC Facilities) are set forth in Appendix G.

12.F Notwithstanding the provisions of Section 12.A, unless otherwise directed by AT&T, TWTC shall not approach any AT&T customers regarding the provision of any Services by TWTC to such customers that currently are provided by AT&T to such customers. TWTC may approach any AT&T customers regarding the provision of other services not currently being provided by AT&T.

PART IV: SERVICE QUALITY

13. Acceptance Testing

Prior to delivery of each Service, TWTC shall conduct acceptance tests and afford AT&T the results. If AT&T fails to reject delivery within five (5) days, Services shall be deemed accepted. Billing for services will commence in accordance with Section F.3.B.ii, below.

14. Service Performance

14.A In providing Services and performing related functions, TWTC shall meet or exceed AT&T’s Direct Measures of Quality (“DMOQs”) as designated by AT&T, provided, however that

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AT&T shall have no remedy hereunder for TWTC’s failure to meet DMOQs except as set forth in Section 15.D.ii, below. The document that contains the initial set of DMOQs is referred to herein as the “CAP Performance and Quality Requirements” document, a copy of which has been provided to TWTC, and which is incorporated by reference into this Agreement.

14.B TWTC shall self-report its performance with respect to each DMOQ and its overall service performance in accordance with the CAP Performance and Quality Requirements except during such limited times as mutually agreed upon between the parties for business reasons, in which case TWTC shall provide such reports as soon thereafter as is reasonably possible. If TWTC fails to self report such performance in accordance with the CAP Performance and Quality Requirements, then TWTC’s performance will be rebuttably presumed to be less than satisfactory.

14.C TWTC’s service performance shall be evaluated in accordance with the method set forth in the CAP Performance and Quality Requirements.

14.D Throughout the term of this Agreement AT&T shall have the right to modify the DMOQs contained in the CAP Performance and Quality Requirements document by giving TWTC no less than thirty (30) days prior written notice; and provided, that any such modification by AT&T shall be: (i) reasonable with respect to the then-current AT&T performance requirements; and (ii) consistent with the standards established by AT&T for all competitive access vendors.

15. Remedies for Service Deficiencies

15.A TWTC will apply a delayed installation credit for any Service that is not provided by the Confirmed Due Date. The Confirmed Due Date will be the date specified on TWTC’s Firm Order Confirmation (FOC) form, or other mutually acceptable form of order acceptance.

15A.i The amount of the delayed installation credit will be as follows: *******.

15.A.ii Except as provided in Section 15.A.v, a delayed installation credit will not be applied under the following circumstances:

(a) installation is delayed at AT&T’s request; or

(b) installation is delayed at the premises where installation is scheduled to be made (1) at the request of AT&T’s customer, (2) because AT&T’s customer has not given TWTC necessary access to the premises where installation is to be made, or (3) because AT&T’s customer is not ready to accept the Service until after the confirmed due date.

15.A.iii The reasons stated in Section 15.A.ii (b) shall not be deemed the cause of an installation delay unless TWTC has:

(a) made reasonable efforts to consult with the appropriate AT&T work center (or such other contact specified by AT&T) by telephone from the premises where installation is scheduled to be made (or from a location near such premises); and

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(b) taken such further actions in an attempt to make installation as AT&T may direct in the course of such consultation.

15.A.iv If TWTC’s reasonable efforts to consult with AT&T as required under Section 15.A.iii (a) are unsuccessful, TWTC shall notify AT&T of the reason for the delay as soon as reasonably possible.

15.A.v Notwithstanding the provisions of Section 15.A.ii, a delayed installation credit will be applied if TWTC fails to comply with any of the requirements of Sections 15.A.iii or 15.A.iv of this Section.

15.A.vi The above remedies shall be AT&T’s exclusive remedies in the event of a delayed installation.

15.B A credit allowance will be given for any period of Service Outage as specified below. Credit allowances will be expressly indicated and deducted from AT&T’s next invoice. A Service Outage begins for purposes of this Section 15.B when AT&T reports the Service malfunction to TWTC or TWTC becomes aware of the malfunction, which ever is earlier, except as set forth below. A Service Outage ends when the affected circuit is fully operational and accepted by AT&T, unless AT&T unreasonably withholds acceptance, in which case the Service Outage will end when the affected circuit is fully operational.

15.B.i In the event of a single facility failure (e.g., cable cut, hardware, access node) or other Service Outage for On-Net circuits provided via a SONET ring or comparable technology with diverse paths and dual building entrance at all terminating locations, and continuing for more than fifteen (15) minutes, *******. Such Service Outage credit shall be payable when either AT&T reports the outage to TWTC or when TWTC is made aware of the outage, whichever is earlier, and the location or source of the service outage is determined to be on the TWTC network.

15.B.ii TWTC’s “Self-Healing Ring Access Service” (as defined in Section C-1.7) and “Switched Access Transport” (as defined in Section C-2.1.B.i) will automatically restore themselves within fifteen (15) seconds. In the event of a single facility failure (e.g., cable cut, access node, or hardware) or other Service Outage for On-Net dedicated circuits that are provided via a dedicated SONET ring or comparable technology with diverse paths and dual building entrance at all terminating locations and continuing for more than fifteen (15) seconds, *******. Such Service Outage credit shall be payable when either AT&T reports the outage to TWTC or when the TWTC is made aware of the outage, whichever is earlier, and the location or source of the Service Outage is determined to be on the TWTC network.

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15.B.iii DS-1, DS-3 and OC-n Dedicated Services, not subject to 15.B.i and 15.B.ii, above, provisioned entirely on TWTC’s network will be credited *******, then the credit is 1/144 of the monthly recurring charge per a 3-hour outage. These credits will only be received if: (a) both ends of such circuits are on TWTC’s network; and (b) the cause of such service outage is determined to be in TWTC’s network. No credits granted in any given month will exceed one month’s charges for the affected Service.

15.B.iv Out-of-service credits do not apply to Service Outages: (a) caused by AT&T or an AT&T customer; (b) due to failure of power or equipment provided by AT&T or other third parties; (c) during any period in which TWTC is not given access to the Served Premises; (d) which constitute Planned Service Outages (“Planned Service Outage” means a complete loss of transmit or receive capability occurring on TWTC’s network, caused by mutually agreed upon scheduled maintenance or planned enhancements or upgrades to either party’s network); and (e) due to any Force Majeure Event (as defined in Section 28).

15.B.v The above remedies shall be AT&T’s exclusive remedies in the event of a Service Outage, other than in the event of Chronic Trouble Service, as set forth in Section 15.C.

15.C A “Chronic Trouble Service” is a particular Service for which two (2) or more trouble tickets have been opened within a consecutive 30-day period for the same circuit and the cause of each such trouble is determined to be in TWTC’s Network and is not caused by a circumstance described in Section 15.B.iv (a) – (e), above. Whenever AT&T reports to TWTC that a Service is a Chronic Trouble Service, TWTC will immediately perform a detailed investigation and report the findings to AT&T.

15.C.i In the event that another trouble ticket is opened on such Chronic Trouble Service within a 30-day period after clearing the most recent trouble, *******

(a) *******; and

(b) *******.

15.D. If TWTC’s service performance is determined to be less than satisfactory pursuant to Section 14, then within ten (10) days of TWTC’s knowledge of or receipt of such determination TWTC shall provide to AT&T a written service performance improvement plan that specifies the actions TWTC will take to correct the deficiencies that resulted in the less-than-satisfactory evaluation.

15.D.i If TWTC and AT&T have complied with section 15.D, above and TWTC’s service performance continues to be less than satisfactory pursuant to Section 14, then AT&T’s sole remedies for such failure are as follows:

(a) If TWTC’s service performance for the parameters contained in the DMOQ entitled “Customer Desired Due Date” as of the date of execution of this Agreement is less than satisfactory in a Selected MSA ******* and discontinue

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any Service within such Selected MSA without liability, and the amounts that AT&T would have paid TWTC for the cancelled and disconnected Services will be counted as Eligible Services in accordance with Sections 30.B and D of this Agreement;

(b) If, on a per circuit basis, TWTC fails to meet the service performance parameters contained in the DMOQ entitled “Mean Time to Repair” as of the date of execution of this Agreement *******, and the amounts that AT&T would have paid TWTC for the cancelled and disconnected Service will be counted as Eligible Services in accordance with Sections 30.B and D of this Agreement;

(c) If TWTC’s service performance for the parameters contained in the DMOQ entitled “Failure Frequency (including new installations and all others)” as of the date of execution of this Agreement is less than satisfactory in a Selected *******, and the amounts that AT&T would have paid TWTC for the cancelled and disconnected Services will be counted as Eligible Services in accordance with Sections 30.B and D of this Agreement; and/or

(d) If TWTC’s service performance for the parameters contained in the DMOQ entitled “Self-Reporting Requirements” as of the date of execution of this Agreement is less than satisfactory in a Selected MSA *******, and the amounts that AT&T would have paid TWTC for the cancelled and disconnected Services will be counted as Eligible Services in accordance with Sections 30.B and D of this Agreement.

PART V: ADDITIONAL TERMS AND CONDITIONS

16. TWTC Regulatory Approvals

TWTC, at its own expense, shall obtain all regulatory certifications, authorizations, and permits needed to offer the Services described in this Agreement. TWTC will be solely responsible for determining which regulatory approvals are required to satisfy applicable law and regulation. In addition to all other rights and remedies for breach of Section 16, AT&T shall also be entitled to the rights and remedies set forth in Section 30.D.iii.

17. TWTC Tariffs

If a tariff revision is required by law that materially adversely alters the terms and conditions or pricing of this Agreement, any MSA Schedule or any Service provided hereunder, then either party may choose to terminate this Agreement, the affected MSA Schedule or the affected Service, as applicable, upon no less than sixty (60) days’ prior written notice.

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18. Delegation, Merger or Assignment

18.A TWTC shall not assign or delegate this Agreement (or any rights, payments, privileges, duties, or obligations under this Agreement) without the prior written consent of AT&T, which shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, TWTC may assign this Agreement to any parent, affiliate, subsidiary, successor-in-interest or as a result of a merger, acquisition or sale of all or substantially all its assets, or the sale of all or substantially all the assets it owns within a Selected MSA, without AT&T’s consent, in accordance with this Section 18 of this Agreement.

18.A.i In the event of an assignment by TWTC that does not require AT&T’s consent pursuant to Section 18.A, within five (5) business days of the closing of the merger, acquisition or sale that caused this Agreement to be assigned, TWTC shall provide AT&T with written notice identifying (a) the entity to which this Agreement has been assigned (the “Assignee”) and (b) the date on which the assignment became effective (the “Assignment Effective Date”). AT&T shall then have the following options, in its sole discretion:

18.A.i(a) Within thirty (30) days of receipt of notice from TWTC pursuant to Section 18.A.i, AT&T may notify the Assignee that it has elected to negotiate with the Assignee additional or modified terms and conditions that AT&T, in its sole discretion, requires to continue its Total Cumulative Revenue Commitment hereunder. AT&T and Assignee shall then have one hundred and twenty (120) days to negotiate in good faith, or such additional time as AT&T and the Assignee may mutually agree upon. If at the end of such negotiation period AT&T and Assignee have not reached agreement to continue AT&T’s Total Cumulative Revenue Commitment, then within five (5) business days of the conclusion of such negotiation period, AT&T shall exercise one of the options set forth in Section 18.A.i(b) or 18.A.i(c) of this Agreement; or

18.A.i(b) Intentionally deleted.

18.A.i(c) *******

18.A.ii For purposes of this Agreement, “Affiliate” means an entity which (directly or indirectly) controls, is controlled by, or is under common control with either AT&T or TWTC, where “control” means (a) the direct or indirect ownership of more than forty percent (40%) of the equity or (b) management control, including without limitation, the power to elect or appoint a majority of the board of directors of a corporation or the managing general partner of a partnership, or control through a management agreement or other similar contractual arrangement.

18.B In the event of a merger, acquisition or sale by TWTC under Section 18.A, above, with an entity from which AT&T purchases any products or services, the amount purchased by AT&T in the previous twelve (12) months from such entity shall be used to establish AT&T’s annual base purchases from such entity (“Base Purchases”). To the extent that AT&T’s

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purchases from such an entity in any contract year are equal to or less than AT&T’s Base Purchases, such purchases shall not qualify as Eligible Services for the purposes of determining AT&T’s compliance with the applicable Annual Revenue Commitment, as defined in Section 30.A, below. However, to the extent that AT&T’s purchases from such an entity in any contract year exceed AT&T’s Base Purchases, all purchases that exceed AT&T’s Base Purchases shall qualify as Eligible Services for the purposes of determining AT&T’s compliance with the applicable Annual Revenue Commitment, as defined in Section 30.A, below.

18.C Without diminishing its own rights and obligations under the Agreement, AT&T may assign this Agreement or any benefits, rights, payments, privileges, duties, or obligations under this Agreement to any Affiliate without the prior written consent of TWTC, so long as (i) all billed accounts that have not been disputed in accordance with Section F.4.B under this Agreement are current at the time of assignment; (ii) AT&T provides TWTC with no less than sixty (60) days prior written notice; (iii) Affiliate Assignee agrees in writing to assume all obligations under the Agreement; and (iv) AT&T shall remain responsible for the obligations (including, but not limited to, payments) of its Affiliate Assignee. AT&T may assign this Agreement to a third party with the prior written consent of TWTC.

19. Subcontracting by TWTC

19.A TWTC shall provide AT&T with a list of subcontractors TWTC uses in the Selected MSA. If AT&T does not provide TWTC with a written objection to any subcontractor on such list, and an explanation for such rejection, within thirty (30) days, AT&T will be deemed to have approved the list, and TWTC may use any subcontractor on the list to subcontract any of its duties and obligations under this Agreement (including, without limitation, any work associated with network deployment, service delivery, and quality control) within or around any Served Premises without obtaining AT&T’s prior written consent to any specific subcontractors.

19.B AT&T’s consent to any subcontracting by TWTC shall be conditioned upon: (1) TWTC’s commitment to remain responsible for the performance of all obligations under this Agreement; (2) the subcontractor’s agreement to be bound by all relevant terms and conditions of this Agreement; and (3) the subcontractor’s execution of a nondisclosure agreement reasonably satisfactory to AT&T.

19.C TWTC is responsible for payment to subcontractors for all subcontracted work associated with Services provided under this Agreement unless explicitly agreed to in writing by AT&T.

20. Single Point of Contact

TWTC will make available to AT&T a single point of contact with respect to each major function performed by or on behalf of TWTC, including without limitation contracting, contract administration, price adjustment, order processing, service delivery, service maintenance, quality control, and billing for the purpose of maintaining and improving the performance by TWTC under this Agreement. In addition TWTC will make available to AT&T a senior

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manager who is authorized to, and responsible for, expediting corrective action in the event of any problems in the performance of the Agreement.

21. Termination of Agreement

21.A Either party may elect to terminate this Agreement or any MSA Schedule (as applicable) upon the other party’s failure to cure a material breach hereunder or thereunder within sixty (60) days after written notice thereof; provided, however, that if TWTC terminates in good faith for AT&T’s breach, such termination shall not affect AT&T’s revenue commitment requirements under Section 30, below, and if AT&T terminates in good faith for TWTC’s breach, AT&T shall be relieved of all obligations hereunder, including any remaining revenue commitments, as of the date of termination.

21.A.i AT&T may elect to terminate (1) this Agreement *******. “Parent Entity” means any entity which controls TWTC or such Local Entity (as the case may be), directly or indirectly, through an ability to direct management policies or ownership of more that ten percent (10%) of TWTC’s or such Local Entity’s equity. An entity shall be deemed to have become “Financially Uncertain” if such entity:

(a) *******

(b) *******; or

(c) *******; or

(d) *******.

21.A.ii If AT&T requests in writing that TWTC confirm if one or more of the foregoing events has occurred, TWTC must respond in writing within five (5) business days.

21.B Upon expiration or termination of this Agreement or any MSA Schedule (as applicable) for any reason, a “Transition Period” will commence with respect thereto, in accordance with the following terms. The Transition Period shall be one (1) year in the event of a TWTC breach, in which case the applicable rates set forth in this Agreement shall apply throughout the Transition Period. The Transition Period shall be nine (9) months in the event of the expiration of this Agreement, in accordance with Section 2, above, in which case the then-current contract rates shall apply for nine (9) months (“Expiration Transition Period”). If AT&T Services remain in place after the Expiration Transition Period, the lesser of (a) the then-current contract rates ******* (b) TWTC’s then-current prevailing rates shall apply. The Transition Period shall be six (6) months in the event of an AT&T breach (“AT&T Breach Transition Period”), in which case the applicable ILEC month-to-month tariffed rates or TWTC tariffed rates, if available, apply from the date of breach, which ever is lower. If AT&T has not transitioned at the end of such six (6) month period TWTC shall have the option of disconnecting all Services. In the event of TWTC’s breach of this Agreement or after expiration of this Agreement, all other terms and conditions of this Agreement remain in effect during any Transition Period, provided, however, that in such event AT&T shall not be subject to any revenue commitment of any kind during any such Transition Period.

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21.B.i No later than three (3) months prior to the end of any Transition Period, the Parties agree to commence negotiations diligently and in good faith to establish mutually acceptable terms, conditions, and pricing for those Services that AT&T, in its sole discretion, may purchase from TWTC upon expiration or termination of the Transition Period. Notwithstanding the foregoing, Section 23 (No Consequential Damages) and Section 24 (Indemnification) of the Agreement will remain in effect should AT&T purchase Services from TWTC after expiration or termination of the Transition Period.

22. Continuity of Service

22.A TWTC acknowledges that remedies at law may be inadequate to compensate AT&T for discontinuation of Services in violation of this Agreement. AT&T shall have the right to seek injunctive relief and other equitable remedies in any court of competent jurisdiction (in addition to remedies at law through the Alternative Dispute Resolution Process set forth in Section 31 of this Agreement) to require TWTC to continue providing Services in the applicable Selected MSA throughout the term of this Agreement, and throughout any Transition Period.

22.B If for any reason AT&T elects to transition certain Services to another supplier, TWTC shall cooperate with AT&T in good faith to effect such a transition in an orderly manner.

23. No Consequential Damages

23.A NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES SUFFERED BY SUCH OTHER PARTY, INCLUDING WITHOUT LIMITATION, DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS SUFFERED BY SUCH OTHER PARTY, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE PARTY KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT. EACH PARTY HEREBY RELEASES THE OTHER PARTY (AND SUCH OTHER PARTY’S SUBSIDIARIES AND AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND SUPPLIERS) FROM ANY SUCH CLAIM.

23.B The Parties agree that each Party’s reasonable and documented costs, damages specifically allowable hereunder, and expenses incurred by it as a result of any claim for which it should be indemnified by the other party under Section 24, below, shall be considered direct damages for purposes of this Section 23.

23.C The Parties agree that AT&T’s Total Cumulative Revenue Commitment set forth in Section 30.A and in Table 1.A, below, shall be considered direct damages for purposes of this section.

24. Indemnification

24.A Each Party (“Indemnitor”) shall indemnify, defend and hold harmless the other Party (“Indemnitee”) from and against all losses, costs (including reasonable attorneys’ fees),

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damages, and liabilities brought by third parties against Indemnitee for personal injury or damage to real or personal property (“Claims”) to the extent arising out of the acts or omissions of the Indemnitor; provided, however, that Indemnitee promptly informs Indemnitor of such Claims and tenders to Indemnitor the complete defense of such Claims and provides Indemnitor with all reasonable cooperation in defending such Claims.

24.B TWTC shall indemnify, defend and hold harmless AT&T from and against all losses, costs (including reasonable attorneys’ fees), damages and liabilities, up to the limitation in each case of liability contained in AT&T’s FCC Tariff No. 11, *******.

24.C Each Party (“Indemnitor”) agrees to release, indemnify, defend by counsel reasonably acceptable to the other Party (“Indemnitee”), and hold harmless Indemnitee against all losses, costs (including reasonable attorneys’ fees), damages, and liabilities to the extent arising from claims by any person alleging that the operation or installation of Indemnitor’s Facilities or equipment (other than Facilities or equipment purchased by Indemnitor from Indemnitee) infringes any United States patent, trademark, or copyright, provided that Indemnitee provides Indemnitor with prompt notice of such claims, tenders complete control of the defense of such claims to Indemnitor and provides Indemnitor with all reasonable cooperation in the defense of such claims. If any Facilities or equipment installed or operated in connection with this Agreement are found to be so infringing, or if Indemnitor has reason to believe that Facilities are likely to be found infringing, Indemnitor will:

24.C.i procure the necessary rights to permit continued use of the Facilities or equipment by Indemnitee under this Agreement; or

24.C.ii modify the Facilities or equipment to render them functionally equivalent and non-infringing; or

24.C.iii if the steps described in (i) and (ii) above cannot be accomplished at a reasonable expense, or within a time period reasonably acceptable to Indemnitee, remove the Facilities or equipment.

24.C.iv This indemnification shall not apply if such claim would not have arisen but for the combination with or connection to Facilities or equipment by Indemnitee of Indemnitor’s Facilities or equipment not specifically authorized by Indemnitor.

25. Nonexclusive Remedies

Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any remedies that may be available at law or in equity.

26. Compliance with Applicable Laws and Standards

26.A Each Party agrees to comply, and to cause its Personnel to comply, with all applicable requirements of law and all applicable standards pertaining to their activities in connection with this Agreement.

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26.B Each Party shall furnish certificates of compliance where required by law or requested by the other Party.

26.C Each Party shall notify the other Party immediately if any permit, license, certificate, approval or identification number required for it to perform work under this Agreement is revoked, modified, expired, suspended or not renewed.

26.D Each Party shall notify the other Party immediately if any notice of violation, summons, order or complaint has been issued by any governmental authority to it or to any disposal or storage facility utilized by it in connection with work that may be performed by it under this Agreement, if the alleged violation, summons, order or complaint can be reasonably expected to interfere with work performed by it under this Agreement.

27. No Third Party Beneficiaries

This Agreement does not provide and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

28. Force Majeure

Except as otherwise expressly provided in this Agreement and subject to the restoration requirements set forth in TWTC’s Disaster Recovery Plan, neither party shall be liable to the other party under this Agreement for any delay or failure of performance resulting from any cause beyond such party’s reasonable control and without its fault or negligence, including without limitation, unusually severe weather conditions; earthquakes; floods; nuclear accidents; acts of God; epidemics; war, terrorist acts, riots, insurrections, and civil disturbances; government regulations; acts of civil or military authorities, or the public enemy; and fuel or energy shortages (collectively “Force Majeure”); provided, however, that AT&T shall be entitled to the rights and remedies set forth in Section 30.D.v of this Agreement. The parties agree that no labor dispute concerning the personnel and subcontractors of either party will be considered a Force Majeure Event.

29. AT&T Payment

29. A Within thirty (30) days of the execution of this Agreement by TWTC, AT&T shall pay TWTC, by wire transfer, the sum of ******* (the “Payment”). In addition, AT&T shall provide TWTC with a credit in the amount of ******* (the “Credit,”) against TWTC’s purchase of services from AT&T. AT&T also agrees that, within thirty (30) days of the execution of the instant Agreement, it will pay TWTC for Switched Access Services for the period from April 1, 2000 until the Effective Date of this Agreement at the rates set forth in that column entitled “TWTC Less 20%” set forth in Table 3 to Appendix E, less any payments for such period made by AT&T and received by TWTC.

29.B Intentionally deleted.

29.C *******.

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30. Revenue Commitment

30.A AT&T commits to pay TWTC a total cumulative revenue commitment equal to the sum of the annual revenue commitments (“Annual Revenue Commitments”) as set forth in Section 30.A, Table 1.A (entitled “Total Cumulative Revenue Commitment”), below, over the Term (“Total Cumulative Revenue Commitment”) under the terms and conditions set forth in this Section 30 of the Agreement.

30.A.i The Total Cumulative Revenue Commitment shall be on a “take or pay” basis, under which AT&T, for each year of the Term, shall pay in accordance with this Section 30 the greater of the amounts due for Eligible Services (as defined in Section 30.B) or the Annual Revenue Commitment amounts to which AT&T hereby commits to pay TWTC in each respective Term year as set forth in Table 1.A, below, and this Section 30. Additional pricing terms and conditions are set forth in Appendix D (Pricing Principles for Dedicated Services) and Appendix E (Pricing Principles for Switched Access Service), below.

30.A.ii AT&T’s compliance or non-compliance with the Annual Revenue Commitment shall be measured by inclusion of all Eligible Services billed through December 31st of each year of the Term, and shall be determined, and notice of any non-compliance delivered in accordance with Section 37 (Notices) of any Annual Deficiency (as defined in Section 30.A.iii), by no later than January 31st of each following year; provided, that AT&T receives all applicable bills by January 10th of each such following year. If the total revenue from AT&T’s purchase of Eligible Services from January 1st to December 31st of the then current year meet or exceeds the Annual Revenue Commitment at the end of such year, then AT&T shall be considered in compliance with its Annual Revenue Commitment as of the end of such year. AT&T may exceed its Annual Revenue Commitment in any given Term year. In such event, TWTC shall apply the amount that exceeds the Annual Revenue Commitment for such Term year to the Annual Revenue Commitment for the following Term year, and apply the same amount to the Total Cumulative Revenue Commitment.

30.A.iii Subject to Section 30.A.ii, if AT&T’s purchases of Eligible Services in any year are less than the Annual Revenue Commitment for such year, such deficiency shall be defined as the “Annual Deficiency.” In the event of an Annual Deficiency, AT&T must pay the Annual Deficiency in immediately available funds within thirty (30) days from the date of determination of non-compliance. If AT&T is required to pay an Annual Deficiency and TWTC does not receive payment of the Annual Deficiency within said thirty (30) days, interest at the rate of twelve percent (12%) per annum is due TWTC and owing from the Annual Deficiency date due until the date the Annual Deficiency is received by TWTC. Any Annual Deficiency payments issued by AT&T shall apply toward the Annual Revenue Commitment in the Term year in which the Annual Deficiency occurred and apply toward the Total Cumulative Revenue Commitment, and not apply toward the Annual Revenue Commitment in the Term year in which the Annual Deficiency payment is made.

30.A.iv AT&T may exceed its Annual Revenue Commitment in any Term year. In such event, to the extent that AT&T has paid any Annual Deficiencies directly to

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TWTC in previous Term years, excluding any AT&T True-Up Amounts, then at such time prior to the end of any Term year as AT&T meets or exceeds its Annual Revenue Commitment for that Term year, then AT&T, at its sole discretion, shall (i) receive credits applied towards Services purchased thereafter for the remainder of such Term year in an amount not to exceed the amount of any previously paid Annual Deficiencies; provided, that after such Annual Deficiency credits are applied, any remaining Annual Revenue Commitment amount that exceeds the Annual Revenue Commitment for such Term year will be applied to the Annual Revenue Commitment for the following Term year, and the same amount will be applied to the Total Cumulative Revenue Commitment, or (ii) have TWTC apply the entire amount that exceeds the Annual Revenue Commitment for such Term year to the Annual Revenue Commitment for the following Term year, and apply the same amount to the Total Cumulative Revenue Commitment.

Table 1.A

Annual Revenue Commitments and Total Cumulative Revenue Commitment

Term Year(s)	1/1/05 to 12/31/05 (Year 5)	1/1/06 to 12/31/06 (Year 6)	1/1/07 to 12/31/07 (Year 7)	1/1/08 to 12/31/08 (Year 8)
Annual Revenue Commitments	*******	*******	*******	*******
Total Cumulative Revenue Commitment	******** (See also Section 29.C of the Sixth Amendment)	******* (See also Section 29.C of the Sixth Amendment)	******* (See also Section 29.C of the Sixth Amendment)	******* (See also Section 29.C of the Sixth Amendment)

30.B For the purpose of this Agreement, “Eligible Services” shall include all purchases of telecommunications services by AT&T and any of its subsidiaries, other than AWS, from TWTC or any Local Entity, including without limitation: (i) all purchases of Services by AT&T pursuant to this Agreement; (ii) all purchases of telecommunications services by AT&T’s government markets group; and (iii) all other purchases by AT&T of telecommunications services under any other agreement or TWTC’s tariffs.

30.C *******

30.C.i AT&T shall have the right, but not the obligation, to specify no more than ******* buildings per contract year (unless the parties mutually agree otherwise) that TWTC shall be required to include in its Building Growth Level (“Specified Buildings”), provided that;

(a) each Specified Building shall be no more than one (1) mile from TWTC’s then existing fiber network; and

(b) no more than twenty percent (20%) of the Specified Buildings can be in the zero mileage rate band for Dedicated Services as set forth in Table 2, below; and

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(c) a list of Specified Buildings is provided to TWTC quarterly, but AT&T has the right to designate a building as a Specified Building on an individual basis between quarterly lists on an ad hoc basis; provided however, that the total number of buildings AT&T may designate per year shall not exceed 50 buildings, unless the parties mutually agree otherwise; and

(d) TWTC shall use the same efforts it uses to complete build-out to a Specified Building in the contract year in which AT&T designates a Specified Building as it uses to complete build-outs to buildings that AT&T has not designated, and if TWTC does not complete build-out to a Specified Building within the same contract year in which AT&T designates a Specified Building as such, such building shall not be counted towards TWTC’s Building Growth Level for such contract year; provided, however, that if AT&T specifies any Specified Building(s) within one hundred twenty (120) days of the end of any contract year and TWTC does not reject such Specified Building(s) in accordance with Section 30.C.i(e), below, then such building(s) shall count towards TWTC’s Building Growth Level for such contract year regardless of whether TWTC is able to complete the build-out within such contract year, so long as TWTC uses the same efforts to complete the build-out as it uses to complete build-outs to buildings that AT&T has not designated; and

(e) TWTC has the right to reject each year up to twenty percent (20%) of the Specified Buildings on the lists for any or no reason without any penalty with regard to its Building Growth Level and without a countermanding increase in the number of buildings AT&T is permitted to designate; and

(f) for multi-tenant Specified Buildings, AT&T guarantees it will purchase at least fifteen (15) T-1 equivalents, for a minimum period of twenty four (24) months from date of the installation of Services that AT&T orders, or twenty four (24) months from the date of the completion of installation of TWTC Facilities in the building; this guarantee shall be on a “take or pay” basis, and is not dependent upon the actual ordering by AT&T of any such Services; such revenue, when paid by AT&T, shall be included as Eligible Services applicable to AT&T’s Total Annual and Total Cumulative Revenue Commitments, regardless of whether AT&T actually orders any Services into any such buildings; and

(g) for single-tenant Specified Buildings, TWTC first shall develop the minimum monthly revenue requirement on an Individual Case Basis, as set forth in Section D.6, below, and shall provide AT&T with such minimum monthly revenue requirement for such building(s). AT&T then shall have the right to remove such building from the Specified Building list, which removal shall not reduce the total number of Specified Buildings AT&T may designate in accordance with this Section 30.C.i. In the event AT&T does not remove such single tenant Specified Building from the Specified Building list, and if AT&T then fails to submit or if AT&T cancels an order for Services in such single tenant Specified Building for any reason (other than TWTC’s delay in installation as set forth in Section 15.A, above) that otherwise would have met the minimum monthly revenue requirement for such single tenant building, then AT&T shall pay TWTC for at least fifteen (15) T-1 equivalents, for a minimum period of

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twenty four (24) months from the date of the completion of installation of TWTC Facilities in the building; this guarantee shall be on a “take or pay” basis, and is not dependent upon the actual ordering by AT&T of any such Services; such revenue, when paid by AT&T, shall be included as Eligible Services applicable to AT&T’s Total Annual and Total Cumulative Revenue Commitments, regardless of whether AT&T actually orders any Services into any such buildings.

30.C.ii TWTC shall provide AT&T with an accurate and complete initial list of On-Net Buildings as of the Effective Date of this Agreement and provide accurate and complete monthly updates thereafter in accordance with Section 4 of this Agreement.

30.D Interruptions of Service for reasons other than those contained in Section 15.B.iv should not have the effect of impeding AT&T’s ability to meet its Total Annual Revenue Commitment through the purchase of Services. Accordingly, in addition to all other rights and remedies that AT&T has pursuant to this Agreement:

30.D.i If AT&T elects to cancel any pending Service requests or cancel any Services pursuant to Section 15.D of this Agreement, the amount that AT&T would have paid TWTC for such Services shall be included in determining the amount of Eligible Services AT&T has purchased;

30.D.ii If AT&T elects to disconnect a Service as a result of a Chronic Trouble Service pursuant to Section 15.C of this Agreement, the amount that AT&T would have paid TWTC for such Service shall be included in determining the amount of Eligible Services that AT&T has purchased;

30.D.iii If TWTC’s ability to provide Services in any Selected MSA(s) is suspended for failing to maintain regulatory approvals as defined in Section 16 of this Agreement, the amount of annualized purchases that AT&T would have paid TWTC, determined based upon the average of the six (6) most recent months of purchases in the applicable MSA, shall be included in determining the amount of Eligible Services that AT&T has purchased;

30.D.iv If AT&T elects to terminate any MSA Schedule(s) pursuant to Section 21.A, the amount of annualized purchases that AT&T would have paid TWTC, determined based upon the average of the twelve (12) most recent months of purchases in the applicable MSA, shall be included in determining the amount of Eligible Services that AT&T has purchased; and

30.D.v If any Service is interrupted due to TWTC invoking a Force Majeure event as defined in Section 28, above, while AT&T is not obligated to pay for any Service that is interrupted for such a Force Majeure event, the amount that AT&T would have paid TWTC for each Service interrupted by a Force Majeure for as long as the Service was interrupted shall be included in determining the amount of Eligible Services that AT&T has purchased. If any Service is interrupted due to AT&T invoking a Force Majeure event as defined in Section 28, above, AT&T is not obligated to pay for any Service that is interrupted for such a Force Majeure event, but the amount that AT&T would have

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paid TWTC for each Service interrupted by a Force Majeure for as long as the Service is interrupted shall not be included in determining the amount of Eligible Services that AT&T has purchased.

30.E Any credits to the Total Annual Revenue Commitment set forth in this Section 30, or any reductions thereto shall be applicable only if and only to the extent AT&T does not unreasonably condition, delay or withhold its consent, agreement or approval to any matter contained in this Agreement for which such consent, agreement or approval is required, including, without limitation, those set out in Sections 8.B and 12.C, above.

31. Alternative Dispute Resolution

31.A The Parties agree that resolving disputes as promptly and efficiently as possible will best serve their respective interests. If the Parties cannot resolve a dispute regarding any matter under or relating to this Agreement through negotiation, the dispute shall be referred to an Inter-Company Review Board consisting of one representative from AT&T at the Division or above level and one representative from TWTC at the Vice-President or above level (“Internal Resolution Process”). Either Party may designate a representative at a lower level, provided that such representative has been granted the decision-making authority of the higher level manager for purposes of such dispute resolution. Each Party, through its representatives, shall negotiate diligently and in good faith for a period of sixty (60) days to resolve the dispute. If the Internal Resolution Process does not result in a resolution of the dispute, the Parties will proceed to arbitration in accordance with Section 31.B, below.

31.B All disputes which cannot be amicably resolved by such Inter-Company Review Board within such sixty (60) day time period shall be settled exclusively by binding arbitration in accordance with *******. The arbitrator shall be bound by and shall strictly enforce the terms of the Agreement and may not limit, expand, or otherwise modify the terms of this Agreement. The arbitrator shall not have the power to award punitive damages or any damages that are excluded under Section 23, and each Party irrevocably waives any claim thereto. The arbitrator shall render a written decision within six (6) months after being selected, which decision shall be final and binding upon the Parties and may be enforced by either Party in any court of competent jurisdiction. Each Party will bear its own expenses in connection with the arbitration, and will share equally the fees and expenses of the arbitration and arbitrator, unless the award otherwise provides.

31.C This Section 31 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief in any court of competent jurisdiction; however, the arbitrator hearing the dispute to which the injunction pertains will have the power to modify or dissolve any such injunction, or to order additional injunctive relief, in connection with the final arbitration award. If court proceedings to stay litigation or compel arbitration under this Section 31 are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorneys’ fees that the other Party reasonably incurs in connection with such court proceedings.

31.D The Parties, their representatives, other participants and arbitrator shall hold the existence, content, and result of any mediation and arbitration in confidence except to the

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extent necessary to enforce a final settlement agreement or to obtain and secure enforcement of or a judgment on an arbitration decision and award.

31.E The United States Arbitration Act, 9 U.S.C. Sections 1-14, governs the interpretation and enforcement of this Section 31.

31.F If, for any reason, the Federal Communications Commission or any other federal or state regulatory agency exercises jurisdiction over and decides any dispute related to this Agreement or to any TWTC tariff and, as a result, a claim is adjudicated in both an agency proceeding and an arbitration proceeding, then (1) to the extent required by law, the agency ruling shall be binding upon the Parties for the limited purposes of regulation within the jurisdiction and authority of such agency and (2) for all other purposes not expressly precluded by such agency ruling, the arbitration ruling shall be binding upon the Parties.

32. Confidentiality and Proprietary Information

32.A In connection with this Agreement, either Party may furnish to the other Party certain information that is marked or otherwise specifically identified as proprietary or confidential (“Information”). This Information may include, among other things, documentation, data, drawings, specifications, plans, and other technical or business information and the pricing offered by TWTC hereunder to AT&T. For purposes of this Section 32, the Party that discloses Information is referred to as the “Disclosing Party”, and the Party that receives Information is referred to as the “Receiving Party.”

32.B When Information is furnished in tangible form, the Disclosing Party shall mark it as proprietary or confidential. When Information is provided orally, the Disclosing Party shall, at the time of disclosure or promptly thereafter, identify the Information as being proprietary or confidential.

32.C With respect to Information disclosed under this Agreement, the Receiving Party and its employees shall:

32.C.i hold the Information in confidence for a period of five (5) years from date of disclosure, exercising a degree of care not less than the care used by the Receiving Party to protect its own proprietary or confidential information that it does not wish to disclose;

32.C.ii restrict disclosure of the Information solely to those of its employees or, with the Disclosing Party’s prior written consent (which shall not be unreasonably withheld), contract employees, who have a need to know in connection with the Receiving Party’s performance of this Agreement, and not disclose the Information to any other person or entity without the prior written consent of the Disclosing Party;

32.C.iii advise those employees of their obligations with respect to the Information; and

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32.C.iv use the Information only in connection with the performance of this Agreement, except as the Disclosing Party may otherwise agree in writing.

32.D Information shall be deemed the property of the Disclosing Party. Upon request of the Disclosing Party, the Receiving Party shall return all Information received in tangible form, or shall destroy it and provide written certification of destruction to the Disclosing Party. If the Receiving Party loses or makes an unauthorized disclosure of Information, it shall notify the Disclosing Party and use reasonable efforts to retrieve the Information.

32.E The Receiving Party shall have no obligation to preserve the proprietary nature of Information that:

32.E.i was previously known to the Receiving Party free of any obligation to keep it confidential; or

32.E.ii is or becomes publicly available by means other than unauthorized disclosure hereunder; or

32.E.iii is developed by or on behalf of the Receiving Party independently of any Information furnished under this Agreement; or

32.E.iv is received from a third party without a confidentiality obligation, and Receiving Party has no reason to know or suspect that it is being disclosed in violation of a confidentiality obligation.

32.F The existence and contents of this Agreement and any MSA Schedules shall be kept in confidence by both parties in accordance with Section 32.C as though they were Information, subject, however to Section 32.H.

32.G Except with AT&T’s prior written consent, TWTC shall not disclose any information pertaining to the identities, locations, and requirements of AT&T’s customers to (1) TWTC’s Affiliates, except for the Local Entity serving such customers; (2) any third party (even if under contract to TWTC); (3) to any personnel of TWTC responsible for publicity or for end user sales or marketing; (4) any TWTC sales personnel not exclusive to AT&T other than the TWTC AT&T Account Team; (5) any TWTC service development or product development personnel; or (6) any TWTC personnel who do not have a need to know to provide Services to AT&T under this Agreement.

32.H Except with TWTC’s prior written consent, AT&T shall not disclose any information it requires TWTC to provide under this Agreement, including without limitation, information on TWTC’s pricing, discounts, network and future MSA expansions (1) to AT&T Affiliates; (2) to any third party (even if under contract to AT&T); (3) to any personnel of AT&T responsible for publicity or for end user sales or marketing of the same kind of services as will be provided hereunder; (4) any AT&T sales personnel not exclusive to TWTC other than the AT&T TWTC Account Team; (5) any AT&T service development or product development personnel; or (6) any AT&T personnel who do not have a need to know in order for AT&T to perform its obligations under this Agreement.

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32.I If the Receiving Party is required to disclose the Disclosing Party’s Information by an order or a lawful process of a court or governmental body, the Receiving Party shall promptly notify the Disclosing Party, and shall cooperate with the Disclosing Party in seeking reasonable protective arrangements before the Information is produced.

32.J Each Party agrees that the Disclosing Party would be irreparably injured by a breach of this Section 32 by the Receiving Party or its representatives and that the Disclosing Party shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Section 32. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 32, but shall be in addition to all other remedies available at law or in equity.

32.K With respect to any Information furnished pursuant to this Agreement, the terms of any prior Nondisclosure Agreement(s) executed by TWTC and AT&T is (are) superseded by the terms of this Section 32. Any Information furnished under such prior Nondisclosure Agreement(s) and entitled to protection under it (them) shall be treated as Information in accordance with this Section 32.

32.L Receiving Party shall indemnify Disclosing Party and hold Disclosing Party harmless from and against Disclosing Party’s lost revenues, lost profits, or any other harm to Disclosing Party’s business proximately caused by wrongful disclosure or use of proprietary information by Receiving Party (or its employees, agents, delegates, or contractors) in violation of the confidentiality provisions of this Agreement.

33. Publicity and Advertising

33.A Neither Party shall publish or use any advertising, sales promotions, or other publicity materials that use the other Party’s logo, trademarks, or service marks without the prior written approval of the other Party.

33.B Each Party shall have the right to review and approve any publicity materials, press releases, or other public statements by the other that refer to such Party or that describe any aspect of this Agreement. Each Party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other Party.

33.C Nothing in this Agreement establishes a license for either Party to use any of the other party’s brands, marks, or logos without prior written approval of the other Party.

34. Governing Law

New York law (excluding its choice of law rules and laws concerning arbitration) governs all substantive matters pertaining to the interpretation and enforcement of the terms of this Agreement.

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35. No Waiver

Failure of either Party to enforce any right or remedy available to it under this Agreement shall not be construed as a waiver of the right or remedy with respect to any other breach or failure by the other Party.

36. Unenforceable Provisions

No provision of this Agreement shall be interpreted to require any unlawful action by either Party. If any section or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such section or clause is an essential element of the Agreement, the parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

37. Notices

All notices required or permitted under this Agreement and all requests for approvals, consents, and waivers must be in writing and must be delivered by a method providing for proof of delivery (including express courier and facsimile, or email if receipt is acknowledged by the recipient) and will be deemed delivered when actually received. Any notice or request will be delivered to the following addresses until a different address has been designated by notice to the other.

RECIPIENTS FOR NOTICES

TWTC’S RECIPIENT		AT&T’S RECIPIENT
Name:	Troy Knuckles	Name:	Robert P. Handal, Jr.

Title:	Vice President National Sales	Title:	Division Manager, CLEC Business Development and Management

Address:	Time Warner Telecom Holdings Inc. 10475 Park Meadows Drive Littleton, Colorado 80124	Address:	AT&T Corp. Room 2A109 One AT&T Way Bedminster, New Jersey 07921

Facsimile number: (303) 566-1011		Facsimile number: (908) 234-8835

E-mail address: troy.knuckles@twtelecom.com		E-mail address: bhandal@att.com

with a copy to:		with a copy to:

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TWTC’S RECIPIENT		AT&T’S RECIPIENT
Name:	Tina Davis	Name:	Paula Block

Title:	Vice President & Assistant General Counsel	Title:	Senior Attorney

Address:	Time Warner Telecom, Inc. 10475 Park Meadows Drive Littleton, Colorado 80124	Address:	AT&T Law Division Room 32D47 55 Corporate Drive Bridgewater, New Jersey 08807

Facsimile number: (303) 566-1010		Facsimile number: (908) 658-2349

E-mail address: tina.davis@twtelecom.com		E-mail address: paulablock@att.com

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38. Titles

Titles to parts, sections, appendixes, tables, schedules, and the like are used merely for convenience and shall not be taken as an interpretation of the contents of those provisions or as an attempt to enlarge, limit, or define terms covered by this Agreement.

39. Amendments

39.A Except as otherwise expressly provided in this Agreement, this Agreement may be modified or amended only by written agreement executed by authorized representatives of both TWTC and AT&T.

39.B To the extent that this Agreement expressly authorizes unilateral modification of certain Appendix material at the discretion of one Party, such Party may effect the modification of the Appendix by giving written notice of such modification to the other Party, and mutual written agreement shall not be required.

40. Not a Joint Venture

This Agreement is intended to establish a relationship of supplier and customer between TWTC and AT&T. The undertakings described in this Agreement shall not be deemed to constitute a joint venture or partnership between TWTC and AT&T.

41. Successors and Assigns

This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their permitted successors and assigns. No succession or assignment by either Party shall be permitted (even if by operation of law) except in accordance with the requirements of Section 18.

42. Survival

The obligations of the parties under Sections 22 and 32, and all other obligations which by their nature continue beyond the term of this Agreement, shall survive the expiration or termination of this Agreement (or any part of it).

43. Referenced Documents

Whenever any provision of this Agreement refers to an AT&T Practice or any publication of telecommunications industry administrative or technical standards, or technical references it will be deemed to be a reference to the most recent version or edition (including any amendments, supplements, addenda, or successors) of such document that is in effect, and will include the most recent version or edition (including any amendments, supplements, addenda, or successors) of each document incorporated by reference in such a technical

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reference, technical publication, AT&T Practice, or publication of industry standards, provided that AT&T has previously provided TWTC with a copy of any such most recent AT&T Practice within any timeframes set forth herein.

44. Incorporated Documents

The annexed Appendixes A through G referred to in this agreement, listed in the List of Appendixes (behind the Table of Contents of this Agreement), are hereby incorporated in and made part of this Agreement.

45. Entire Agreement

This Agreement constitutes the entire agreement between TWTC and AT&T with respect to the subject matter hereof. This Agreement supersedes all other memoranda, proposals, representations, statements, agreements, or understandings, whether written or oral, made concerning such subject matter prior to mutual execution hereof.

46. Representations and Warranties

In addition to any other representations and warranties contained in this Agreement, each Party hereto represents and warrants to the other that:

46.A It has and shall maintain the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement;

46.B It has taken all requisite corporate, partnership, or other applicable organizational action to approve the execution, delivery, and performance of this Agreement;

46.C This Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms; and

46.D Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes, or court orders of any local, state, or federal government agency, court, or body.

47. Settlement Terms and Release

47.A The Parties entered into an agreement effective as of September 15, 1995 (as amended by that certain Amendment One to Agreement effective as of June 1, 1997, the “Prior Agreement”), for the purchase of telecommunications services, including services similar to the Services that are the subject of the instant Agreement. The Parties had disputes (“Disputes”) over the price for certain services under the Prior Agreement and the construction, interpretation and application of certain provisions of the Prior Agreement. The Parties hereby agree to resolve the Disputes under the terms and conditions of this Agreement.

47.B The Parties acknowledge and agree that this Agreement is the result of a compromise and shall not be, nor shall it ever be deemed or construed to be, an admission by any Party of

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any liability, wrongdoing, or responsibility on its part or on the part of its predecessors, successors, assigns, agents, employees, representatives, attorneys, parents, subsidiaries, affiliates, officers, directors or shareholders. The Parties expressly deny any such liability, wrongdoing or responsibility.

47.C In consideration of the payments and credits set forth in Section 29, above, the execution of this Agreement, and each Party’s good faith intent, as of the date of execution of this Agreement to perform hereunder, the Parties and their respective predecessors, successors, assigns, agents, employees, representatives, attorneys, parents, subsidiaries, affiliates, officers, directors and shareholders hereby mutually waive, relinquish and release each other and each other’s respective predecessors, successors, assigns, agents, employees, representatives, attorneys, parents, subsidiaries, affiliates, officers, directors and shareholders from any and all claims, debts, demands, actions, causes of action, liabilities or controversies whatsoever, whether at law or in equity, whether in contract, in tort or under statute, arising out of or related to, in whole or in part, the Prior Agreement or the Disputes and any and all claims or lawsuits arising out of or related to the Prior Agreement or the Disputes that could have been brought before any state, local or federal court, or state or federal agency, or in any arbitration proceeding, whether now known or unknown, liquidated or unliquidated, as of the Effective Date of this Agreement.

47.D Upon its execution, this Agreement shall supercede the Prior Agreement, which shall become null and void and of no further force and effect; provided that TWTC shall continue to provide the Services to AT&T that are being provided to AT&T under the Prior Agreement as of the Effective Date of this Agreement, and all such Services shall become immediately subject to the terms and conditions, including without limitation the pricing terms and conditions, of this Agreement.

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In witness whereof, the parties have executed this Agreement through their authorized representatives.

TIME WARNER TELECOM GENERAL PARTNERSHIP		AT&T CORP.

By:	Time Warner Telecom Holdings
Inc., its managing general partner

By:	/s/ George Bykowski	By:	/s/ Ben La Montagne
Signature		Signature

George Bykowski		Ben La Montagne
Name		Name

VP National Sales		VP Local Services and Access Mgmt
Title		Title

12/26/00		1/3/01
Date		Date

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Appendix A

INDEX OF DEFINED TERMS

Defined Term	Section[1]
2001 Rates (Deleted)	D.2.B

2002 Rates (Deleted)	D.2.B

2003 Rates	D.2.B

Additional Service Channels	D.7.A

Affiliate	18.A.ii

Agreement	Preamble

Annual Deficiency	30.A.iv

Applicable EH&S Requirements	G.5.C.i

Assignee	18.A.i

Assignment Effective Date	18.A.i

AT&T	Preamble

AT&T Practice	43

AT&T Serving Office	5.A

AT&T-Dedicated Access Infrastructure Requirements	9.A

AT&T’s Affiliates and Personnel	G.16.G

AT&T Switched Access Infrastructure Requirements	9.A

AWS (Deleted)	10

Base Purchases	18.B

Bona Fide Order for Services	30.C

Building Growth Level	30.C

Call Delivery	C-2.1.B.ii

CIA	12.C

CASBR	F.1

Channel Termination	C-1.2.A.i

Chronic Trouble Service	15.C

Claims	24.A

[1]	Sections beginning with a numeral are located in the Agreement and Sections beginning with a letter are located in the respective Appendix.

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Appendix A

Defined Term	Section
Common Interface Arrangement	12.C

Confirmed Due Date	15.A

CPR	31.B

Credit	29

Current Rate	D.2.A

Current Selected MSA	4.B

Customer Desired Due Date	F.3.B.iii

Customer Premises	5.A

Dedicated Services	5.C.i

Demarc	C-1.1.C

Design Layout Record	8.E.ii

Digital Subrate Service	C-1.6.A

Disaster Recovery Plan	8.C

Disclosing Party	32.A

DMOQs	14.A

DS-0 Service	C-1.5.A

DS-1 Service	C-1.4.A

DS-3 Service	C-1.3

Effective Date	Preamble

Eligible Services	30.B

End User Claims	24.A

Entrance Facilities	D.1.C

Exchange Area	5.C.i

Extended Total Annual Revenue Commitment	2.A	(Deleted)

Extended Total Cumulative Revenue Commitment	2.A	(Deleted)

Facilities	8.D

Financially Uncertain	21.A.i

Firm Order Commitment	8.E.i

Force Majeure	28

ILEC	5.C.i

Information	32.A

Internodal Connection	C-1.2.A.ii

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Appendix A

Defined Term	Section
Initial Term	2.A	(Deleted)

Local Entity	4.C

LSO	5.C.i

LSO Node	C-1.2.B

MSA	4.A

MSA Schedule	4.A

Multiplexing	C-1.2.A.iii

Network	8.A

Network Interface Code	C-1.1.C

Network Interface Device	C-1.1.C

New Selected MSA	E.2.B

Off-Net	4.E.ii

On-Net	4.E.i

Parent Entity	21.A.i

Payment	29

Planned Service Outage	15.B.iv (d)

Primary Channel Termination	C-1.2.A.i

Rate Discount Off Dedicated Services	30.A.ii	(Deleted)

Ready-to-Serve Package	8.B

Recalculated Growth Revenue Commitment	30.A.v	(Deleted)

Recalculated Total Annual Revenue Commitment	30.A.v	(Deleted)

Receiving Party	32.A

Referenced Documents	43

Ring Access Channel	C-1.7.B.iii

Ring Capacity	C-1.11

Rollover Option	30.A.v	(Deleted)

Rollover Term	2.A	(Deleted)

SECAB	F.2.A

Secondary Channel Termination	C-1.2.A.i

Secondary Location	5.A

Selected MSA	4.A

Self-Healing Ring Service	8.D.i

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Appendix A

Defined Term	Section
Served Premises	5.A

Service Category	C-1.1.B

Service Channel	C-1.7.B.ii

Service Elements	C-1.2.A

Service Outage	15.B

Services	5.A

Specified Buildings	30.C.i

Supplier Node	8.A.i

Switched Access Service	5.C.ii

Switched Access Transport	C-2.1.B.i

Term Discount	D.2.C

Termination Liability	D.2.D

Annual Revenue Commitment	Table 1.A

Total Cummulative Revenue Commitment	30.A and Table 1.A

Third Party Interest	G.10.A

Transition Period	21.B

TWTC	Preamble

TWTC’s Personnel	G.6.A

Type I Facilities	8.D

Type II Facilities	8.D

Waste	G.5.C.ii

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Appendix G

MODEL

MSA SCHEDULE FOR [MSA NAME]

This MSA Schedule is entered into pursuant to the Agreement, effective as of January 1, 2001 (the “Agreement”) among Time Warner Telecom General Partnership, a Delaware limited partnership, having an office at 10475 Park Meadows Drive, Littleton, Colorado 80124 (“TWTC”), [Local Entity’s legal name], a Delaware [limited partnership, limited liability company – PICK ONE], having an office at [address] (“Local Entity”), and AT&T Corp., a New York corporation, having an office at 295 North Maple Avenue, Basking Ridge, New Jersey 07920 (“AT&T”).

Whereas, TWTC has proposed, and AT&T has agreed, to include [MSA NAME] MSA as a Selected MSA under the Agreement; and

Whereas, Local Entity will provide Services to AT&T in this Selected MSA under the terms and conditions specified in this MSA Schedule;

Now, therefore, in consideration of the foregoing premises and mutual covenants of this MSA Schedule, TWTC, AT&T, and Local Entity agree as follows:

1. Incorporation

When executed by authorized representatives of TWTC, AT&T, and Local Entity, this MSA Schedule will become effective on [    ], and will incorporate the terms and conditions of the Agreement pursuant to Section 4 of the Agreement unless expressly stated otherwise in Attachment 1 to this MSA Schedule.

2. TWTC to Serve as Local Entity’s Agent

Local Entity shall appoint TWTC to serve as its agent for all business interfaces to AT&T including without limitation: (1) accepting orders from AT&T; (2) billing and collection; and (3) negotiating and entering into any modifications or amendments to the Agreement. Notwithstanding the foregoing, AT&T may, at its discretion, work directly with Local Entity regarding service delivery issues (e.g., provisioning and maintenance of a Specific Service).

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Appendix G

In witness whereof, the parties have executed this MSA Schedule through their authorized representatives.

	TIME WARNER TELECOM GENERAL PARTNERSHIP		AT&T CORP.

By: Time Warner Telecom Holdings Inc., its managing general partner

By:		By:
	Signature		Signature

	Name		Name

	Title		Title

	Date		Date

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Appendix G

[LOCAL ENTITY NAME]

By:
Signature

Name

Title

Date

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